Exhibit 99.1

EXECUTION COPY

Alliance Data Systems Corporation

17655 Waterview Parkway

Dallas, Texas 75252

August 30, 2007

Blackstone Management Partners V, L.L.C.

345 Park Avenue

New York, New York 10154

Reference is made to the letter agreement, dated March 13, 2007 (the “Confidentiality Agreement”), between Blackstone Management Partners V, L.L.C. (“Blackstone”) and Alliance Data Systems Corporation (the “Company”). Capitalized terms used but not defined in this letter agreement shall have the meaning ascribed thereto in the Confidentiality Agreement.

The Company hereby waives, effective as of September 1, 2007, Section 6 of the Confidentiality Agreement, any other provision of the Confidentiality Agreement and any other agreements to which the Company or its affiliates is a party, as necessary solely to permit Blackstone or its affiliates, including Aladdin Holdco, Inc. or Aladdin Merger Sub, Inc., to purchase, in the aggregate, up to 5.0% of the outstanding common stock, par value $0.01 per share, of the Company.

Except as modified and waived by this letter agreement, the remaining provisions of the Confidentiality Agreement shall remain in full force and effect.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles. This letter agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

ALLIANCE DATA SYSTEMS CORPORATION

By:	/s/ Dwayne H. Tucker
Name:	Dwayne H. Tucker
Title:	Executive Vice President

Agreed and acknowledged:

BLACKSTONE MANAGEMENT PARTNERS V, L.L.C.

By:	/s/ Robert L. Friedman
Name:	Robert L. Friedman
Title:	Authorized Signatory

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